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                                                                   Exhibit 10.10


                             RED LION HOTELS, INC.

                             MANAGEMENT BONUS PLAN

                           (EFFECTIVE JULY 26, 1995)


1.   PURPOSE
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     The purpose of the Red Lion Hotels, Inc. Bonus Plan (the "Bonus Plan") is
     to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on the financial performance results of Red Lion Hotels, Inc. (the "Company"), their positions at the Company and their achievement of individual performance objectives. The Bonus Plan is intended to provide for the payment of bonuses which are not subject to the limitations on deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). If the Company becomes a "publicly held corporation", as defined by Section 162(m)(2) of the Code, the Bonus Plan is intended to qualify under Proposed Treasury Regulation Section 1.162-27(f), which would provide that bonuses paid under the Bonus Plan will not be subject to Section 162(m) during the reliance period specified therein.

2.   COVERED INDIVIDUALS
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     The individuals who are eligible to receive bonus payments under the Bonus
     Plan shall be the management pridemembers of the Company, as designated by the Bonus Committee (the "Committee") from time to time.

3.   THE BONUS COMMITTEE
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     The Bonus Committee shall consist of two or more persons who are appointed by the Board of Directors of the Company. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

4.   AMOUNT OF BONUSES
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     Bonus payments shall be made in cash and shall be based upon the Company's achievement of financial performance objectives, each covered individual's position with the Company and each covered individual's achievement of individual performance objectives, as determined by the Bonus Committee with respect to any performance period in accordance with the Management Bonus Plan Specifications (the "Specifications"), which may be amended and revised by the Bonus Committee from time to time, in its sole discretion; provided that the Bonus Committee shall not amend or revise the Specifications the result of which is to raise or increase any performance objectives which are applicable to any pending performance period.
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5.   PAYMENT OF BONUSES
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     The employment and service requirements which must be fulfilled in order for covered individuals to receive bonus payments under the Bonus Plan with respect to any performance period shall be set forth in the Specifications.

6.   AMENDMENT AND TERMINATION
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     The Company reserves the right to amend or terminate the Bonus Plan at any time. Bonus Plan amendments shall require stockholder approval only to the extent required by applicable law.

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